Exhibit 99.5

Popeyes Franchisee FAQ

1.	What was announced today?

•	The Popeyes board of directors has approved the acquisition of Popeyes Louisiana Kitchen by Restaurant Brands International Inc., one of the world’s largest quick service restaurant companies.

2.	Who is RBI?

•	As a leading quick service restaurant company, RBI operates over 20,000 restaurants in 100 countries.

•	Like Popeyes, RBI sees its franchise base as the foundation of its current and future success.

•	RBI owns two of the world’s most prominent and iconic brands, BURGER KING® and TIM HORTONS®, which operate as independent brands.

•	RBI is committed to growing its brands by leveraging their respective core values, employees, franchisee relationships and long track records of community support.

3.	Why is RBI acquiring Popeyes?

•	They believe this is a compelling combination that will enable Popeyes to accelerate growth. RBI has a successful track record of managing large QSR brands.

•	Popeyes will benefit from the shared best practices of a partner like RBI.

•	Popeyes will benefit from RBI’s global scale, which will lead to increased growth opportunities in the U.S. and internationally.

4.	What does this transaction mean for Popeyes franchisees?

•	RBI recognizes that the exceptional company we have built is largely due to the efforts of our strong relationships with our franchisees.

•	RBI expects that this combined company will offer franchisees significant growth opportunities across all three brands.

5.	What does this mean for our customers who visit Popeyes restaurants?

•	Until the transaction is complete, Popeyes continues to operate as an independent company and it remains business as usual.

•	Customers should see no change in the day-to-day management or operations of Popeyes restaurants.

6.	I currently own both Popeyes and RBI franchises. What does this mean for me?

•	We do not expect current franchise agreements with either Popeyes or RBI to be impacted by this announcement. However, any new or relevant details will be communicated to you as they are finalized.

7.	Will there be any changes to my franchisee agreement?

•	We do not expect current franchisee agreements to be impacted by this announcement. However, any new or relevant details will be communicated to you as they are finalized.

8.	Will there be any changes that impact property leases and third party vendor agreements?

•	We do not expect current property leases or current third party vendor agreements to be impacted by this announcement. However, any new or relevant details will be communicated to you as they are finalized.

9.	Will there be changes to the Popeyes franchisee strategy?

•	RBI has a successful track record of managing large QSR brands, and Popeyes will benefit from the shared best practices of a partner like RBI.

•	We know that our strong relationships with our franchisees are integral to our success. RBI recognizes that the exceptional company we have built is largely due to the efforts of our strong relationships with our franchisees.

10.	Will there be any change in my point of contact at Popeyes?

•	You should continue to reach out to your usual point of contact for any business matters or concerns.

•	We are committed to keeping you informed as there are updates to share.

11.	What are the next steps? When will this combination be completed?

•	The transaction, which is expected to close by early April 2017, is subject to customary closing conditions, including receipt of certain regulatory approvals and receipt of a majority of Popeyes shares on a fully diluted basis in a tender offer to Popeyes’ shareholders.

•	Following the successful completion of the tender offer, RBI will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price.

12.	What do I do if I’m contacted by a member of the media about the transaction?

•	Consistent with our policy, if you receive any calls to the media, please forward them to Renee Kopkowski at 404-459-4630 or renee.kopkowski@popeyes.com, who will respond on the Company’s behalf.

Additional Information about the Proposed Transaction and Where to Find It

The proposed transaction described above has not yet commenced. This communication is not an offer to buy nor a solicitation of an offer to sell any of the securities of Popeyes Louisiana Kitchen, Inc.’s (the “Company”). The solicitation and the offer to buy the shares of Company common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Restaurant Brands International Inc. intends to file with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the proposed transaction. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 and related materials with respect to the proposed transaction free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by the Company under the “Investor Relations” section of the Company’s website at http://investor.popeyes.com/. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/ RECOMMENDATION STATEMENT OF THE COMPANY AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE PROPOSED TRANSACTION THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE PROPOSED TRANSACTION BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE PROPOSED TRANSACTION.